Filed Pursuant to Rule 424(b)(3)
Registration Number 333-166625

PROSPECTUS SUPPLEMENT NO. 1
to Prospectus dated
May 19, 2011

CORNERSTONE BANCSHARES, INC.

This Prospectus Supplement No. 1 (the "Supplement") supplements our Prospectus dated May 19, 2011 (the "Prospectus") relating to the offer and sale by Cornerstone Bancshares, Inc. (the "Company") of up to 600,000 shares of Series A Convertible Preferred Stock ("Preferred Stock").

The purpose of this Supplement is to inform you of certain developments that have occurred since the date of the Prospectus.  This Supplement should be read together with, and may not be delivered or utilized without, the Prospectus.  The information contained in this Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates or supersedes the information contained in the Prospectus.

Quarterly Report on Form 10-Q

This Supplement includes the attached Quarterly Report on Form 10-Q for the period ending March 31, 2011 of Cornerstone Bancshares, Inc., as filed by us with the Securities and Exchange Commission.

Extension of Offering

We have determined to extend the offering through December 31, 2011.  The offering is being conducted on a "best efforts" basis and we will terminate it upon the sale of 600,000 shares or December 31, 2011, whichever occurs first.  We also reserve the right to end the offering at any time if we determine that the total amount of subscriptions will provide adequate capitalization for us and our bank subsidiary.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No.1 is June 13, 2011